Exhibit 3.19

STATE OF DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

ABS REAL ESTATE HOLDINGS LLC

FIRST: The name of the limited liability company is ABS Real Estate Holdings LLC.

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808.

THIRD: The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this ninth day of May, 2006.

ALBERTSON’S, INC. – Sole Member of
ABS Real Estate Holdings LLC

By:	/s/ Paul G. Rowan
Paul G. Rowan
Group Vice President, Business Law